EXECUTION COPY

                          AGREEMENT OF NON-COMPETITION
                        AND AVAILABILITY AS A CONSULTANT


             This AGREEMENT made as of this 13 day of February, 1995 and between Rocky Mount Undergarment Co. Inc., a Delaware corporation with offices at 1536 Boone Street, Rocky Mount, North Carolina 27802 (the "Company"), and HERB GREENBERG, an individual residing at 212 Kimbelly So. Drive, Rocky Mount, NC 27804 ("Greenberg" or the "Consultant").

                               W I T N E S S E T H:

             WHEREAS, the Consultant desires to resign as an officer and director of the Company in order to limit his involvement in the day to day operations of the Company; and


             WHEREAS, the parties hereto have arrived at a mutual understanding with respect to the terms and conditions of the Consultant's prospective future relationship with the Company.


             NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:


             1. Term: The term of this Agreement under this Agreement (the "Term") shall begin as of March 1, 1995 and continue until February 28, 1998, unless sooner terminated in accordance with the terms hereof, or otherwise extended by the mutual agreement of the parties. Greenberg's pre-existing agreement with the Company shall terminate as of the closing date of a certain Stock Purchase Agreement between the Company and Paul Sutton.





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             2. Non-Competition: Consultant hereby agrees that, without the express written consent of the Company, during the term of this Agreement, and for a period of three (3) years following the date hereof, Consultant will not, directly or indirectly, for himself or on behalf of any person, firm, entity or other enterprise, be employed by, be a director or manager of, act as a consultant for, be a partner in, or have a proprietary interest in, any person, enterprise, partnership, association, corporation, joint venture or other entity which is engaged, directly or indirectly, in the manufacture for sale in,the United States, or in the sale in the United States, of ladies' or girls' panties or sets. This provision shall not be construed to prohibit Consultant from owning up to 2% of the issued shares of any company whose common stock is listed for trading on any national securities exchange or on NASDAQ. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Consultant from being an owner, director, officer or employee of an entity based in Haiti which is engaged in subcontracting the manufacture of clothing, provided that such entity is not also engaged in the manufacture, or subcontracting for Rocky Mount, or otherwise for sale in the United States, of ladies' or girls' panties or sets. Further, nothing in this Agreement shall preclude Greenberg from engaging in any direct-to-consumer marketing program for ladies' or girls' panties or sets, provided that Rocky Mount is first offered that opportunity and declines to undertake it.



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             3 Duties:
              (a) Greenberg further agrees to devote a limited portion of his time to his position as a consultant to, and executive goodwill ambassador for, the Company. It is understood and agreed that Greenberg shall be requested to perform only such duties appropriate to his position as may be assigned to him from time to time by the Chairman of the Board of Directors. Under no circumstances will Greenberg be required after August, 1995 to spend more than forty (40) days per annum on the business and affairs of the Company, subject to his, availability. No additional payments shall be required to be made to Greenberg for services prior to August 1, 1995.

              (b) Commencing on the dates hereof and continuing for a period of ten (10) years, Greenberg agrees that he will not interfere in the business and operations of Rocky Mount, and that he will not initiate, except at the express direction of the Company, contacts with the Company's officers, employees, customers and/or suppliers in regard to the affairs of Rocky Mount.

              4. Bass Compensation, Stock Options, Medical Benefits, Expenses:
              (a) The Company shall pay to Greenberg, and Greenberg shall accept from the Company, as non-payroll compensation for the covenant of non-competition set forth in Section 2 hereof, the amounts set forth on Schedule A hereto.




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              (b) The Company shall pay to Greenberg, and Greenberg shall accept from the Company, as non-payroll compensation Five Hundred Dollars ($500) per day for each day of actual service after August 1, 1995 required by the Company, plus reimbursement for any out of pocket expenses incurred in connection therewith.

              (c) Also annexed as Schedule B hereto is a list of stock options currently held by Greenberg, all of which the parties hereto do hereby agree to permit to expire, without exercise, within ninety (90) days of the termination of his employment by the Company. As further consideration hereunder, the Company shall as promptly as practicable grant to Greenberg upon expiration of the foregoing options five (5) year non-qualified options to purchase 300,000 shares exercisable at the market price, determined by the average of the "bid" and "ask" prices quoted on the NASDAQ Bulletin Board over the ten (10) trading days following the announcement of the closing of the Sutton transaction with the Company, but, in any event, not less than $.10 per Share.

              (d) During the term of this Agreement, Greenberg will also be entitled to participate to the extent eligible, in accordance with the provisions of any applicable medical and dental insurance plans and arrangements, whether now existing or hereafter instituted, made available by the Company to senior executives of the Company, and without any discrimination as to Greenberg by reason of his less than full time services to the Company during the term hereof. The Company shall pay the full cost of such insurances for the initial eighteen





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         (18) months of this Agreement. Greenberg, if he elects to
         participate, shall pay his own cost of such insurance for the next eighteen months.

              (a) Greenberg shall also be entitled to purchase from the Company two Company owned automobiles presently used by him. He shall have the right to purchase his 1982 "Z" automobile at book value,, and his 1990 Surburban at one-half book value. He shall continue to use such automobiles for the affairs of the Company without charge to the Company for use thereof.

              (f) Greenberg, shall not be eligible for any bonus or other incentive compensation programs, nor shall he be included in any other Company fringe benefit plan or program.

              5. Termination: Except as otherwise expressly provided herein, this Agreement may be terminated by the Company only as follows: By the breach by the Consultant of his covenant of non-competition or covenant of non-interference contained herein, upon written notice by the Company to the Consultant.

              6. Termination Upon Certain Events:
              (a) Notwithstanding any provision to the contrary contained herein, the Consultant may terminate his obligations, under Section 3(a) hereof, upon the happening of any of the following events:

              (i) A sale of all or substantially all of assets to a single purchaser or group of associated purchasers ("Sale");



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              (ii) A merger or consolidation of the Company with any other company if the shareholders of the Company own or receive upon effectuation of any such transaction less than fifty percent (50%) of the voting shares of the surviving corporation ("Merger");

              (iii) The acquisition by any person or group of associated persons of thirty percent (30%) or more of the outstanding shares of the Company (a "Takeover"); or

              (iv) The filing by the Company of a petition in Bankruptcy or for reorganization pursuant to the Bankruptcy Laws ("Bankruptcy") or against the Company, if not dismissed within ninety (90) days.

              (b) (i) In the event of a Sale or Merger or Takeover as provided for in subparagraph (a) of this Section 6 in which Paul Sutton is not a control person of the surviving Company, the Consultant shall promptly receive the discounted cash value of the remaining payments due to him pursuant to Section 4(a) of this Agreement; and

              (ii) In the event of a Bankruptcy, the Consultant shall have a claim for the full amount of the remaining payments due to him pursuant to Section 4(a) of this Agreement, notwithstanding any other remedies which Consultant may have.

              7. Loan Amounts: The Consultant is indebted to the Company in the amount of $60,000. The Company and the Consultant have agreed that an interest rate of 8% per annum shall apply to such loan from this date forward until December 31, 1997 and that the interest payments with respect to the loan have been included in the amounts otherwise







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         payable by the Company to the Consultant hereunder. Subject only to the
         Consultant's compliance with the covenant of non-competition herein contained and the provision of non-interference contained in Section 3(b) hereof, the principal and interest accruing from January 1, 1998 through December 31, 2007 shall be excused by the Company in ten (10) equal annual installments pro rata over said period.

              8. Arbitration: Any disputes arising under this Agreement shall be resolved by arbitration under the rules of the American Arbitration Association, and judgment on any award rendered may be entered in any court having competent jurisdiction. The place of arbitration shall be the office of the American Arbitration Association in or nearest to Roslyn Heights, New York. If the Company determines that it has Cause to terminate the Consultant's employment, the Company shall nonetheless be precluded from asserting any such legal position, unless it continues to advance to the Consultant the regular payments provided for herein, until a final determination shall be rendered in the arbitration proceeding. The Company may seek to recover the advances so made by it in the arbitration proceeding.

              9. No Assigment: This Agreement shall be binding upon the parties hereto, their legal representatives, heirs, successors and assigns, and neither party may assign this Agreement without the prior written consent of the other party, except that the Company may assign to a successor by way of merger.

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              10. No Waiver: Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver or such term, covenant or condition, nor shall any waiver or relinquishment of such right or power constitute a waiver or relinquishment at any other term or terms.

              11. Notices: Any notices required or permitted to be given hereunder to either party shall be deemed given if delivered or sent by registered or certified mail, return receipt requested, to such party at his or its address as hereinabove set forth, or to such other address as such party may designate by notice similarly given. If any notice is sent to the Company, it shall be sent to the attention of the President, with a separate copy to Blodnick, Abramowitz & Blodnick.

              12. Expenses: Each party shall pay its own expenses in connection with the preparation, review and execution of this Agreement, except that the Company shall reimburse the Consultant within 120 days after the execution of this Agreement for his reasonable legal fees incurred in connection herewith.

              13. Headings: Section headings are used herein for convenience only and shall not affect the meaning of any provision hereof.

              14. Governing Law: This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.


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              15. Remedies: In addition to any other rights or remedies the parties may have under this Agreement or applicable law, the parties shall have the right to enforce the terms of this Agreement by specific performance or other equitable remedies.

              16. Entire Agreement: This instrument contains the entire agreement between the Company and Greenberg relating to Greenberg's services to the Company. This Agreement may not be amended or terminated orally but may be so amended by writing signed by both parties.

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                       ROCKY MOUNT UNDERGARMENT CO., INC.


                                        JOSEPH PASCAL
                       By: -----------------------------------------------------
                             Sr. Vice President & Chairman of the Board


                                          HERB GREENBERG
                          ------------------------------------------------------
                                          HERB GREENBERG







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                                 HERB GREENBERG

                                   SCHEDULE A



           1995-1996      $75,000
           1996-1997      $75,000
           1997-1998      $75,000